Exhibit 10.2

Apex Technology Acquisition Corp.

Amendment No. 1 to Warrant Agreement

WHEREAS, Apex Technology Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company (the “Warrant Agent”) entered into a Warrant Agreement dated September 16, 2019 (the “Original Warrant Agreement’);

WHEREAS, Section 9.8 of the Original Warrant Agreement, as amended, provides that amendments may be made to the terms of the Original Warrant Agreement without consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained in the Original Warrant Agreement;

WHEREAS, the Company has identified a defective provision in Section 4.4 of the Original Warrant Agreement arising from the inclusion of added words in the definition of “Per Share Consideration” that was not consistent with the intent of the parties.

All capitalized terms used herein and not defined herein shall have the same meaning as these in the Original Warrant Agreement. Unless otherwise specifically modified herein, the provisions of the Original Warrant Agreement shall remain in full force and effect.

NOW, THEREFORE, in consideration of the mutual terms and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Modification of Definition. The Parties hereby agree that the definition of “Per Share Consideration” in Section 4.4 of the Original Warrant Agreement is hereby amended to read as follows:

“Per Share Consideration’ means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event.”

2. Parties in Interest. This Amendment is made solely for the benefit of the Warrant Holders and the Company, and their respective controlling persons, directors and officers, and their respective successors, assigns, executors and administrators. No other person shall acquire or have any right under or by virtue of this Amendment.

3. Headings. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Amendment.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which together shall constitute one and the same instrument.

Apex Technology Acquisition Corp.

By:	/s/ Brad Koenig
Name:	Brad Koenig
Title:	Co-CEO

Continental Stock Transfer & Trust Company

By:	/s/ Isaac J. Kagan
Name:	Isaac J. Kagan
Title:	Vice President